Exhibit 1.5

7 May 2024 - Banco Santander, S.A. (the “Offeror”) announces today, with reference to the invitations made to the holders of its outstanding EUR 1,500,000,000 4.75 per cent. Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (ISIN: XS1793250041) (the “Preferred Securities”) as described in the tender offer memorandum dated 7 May 2024 (the “Tender Offer Memorandum”) that, following pricing of the New Preferred Securities to be issued by the Offeror, the Maximum Acceptance Amount in respect of the Offer is EUR 1,500,000,000 in aggregate nominal amount of Preferred Securities.

The Offeror reserves the right, in its sole and absolute discretion and for any reason, to decrease the Maximum Acceptance Amount. The Offer will announce the final Acceptance Amount together with the results of the Offer.

The Offer commenced on 7 May 2024 and will expire at 5.00 p.m. (CET time) on 15 May 2024. Settlement is expected to take place on 20 May 2024, on the same date as the settlement of the issue of New Preferred Securities.

The Offer is made on the terms and subject to the conditions (including the New Financing Condition) contained in the Tender Offer Memorandum and should be read in conjunction with the Tender Offer Memorandum. Capitalised terms used but not otherwise defined in this announcement shall have the meaning given to them in the Tender Offer Memorandum.

Further Information

Before making a decision whether to tender their Preferred Securities pursuant to an Offer, Holders should carefully consider all the information in the Tender Offer Memorandum and, in particular, the Risk Factors and Other Considerations.

Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the preliminary offering circular relating to the New Preferred Securities that has been made available to investors together with pricing details.

** Dealer Managers **

Banco Santander, S.A.: liabilitymanagement@gruposantander.com

Santander US Capital Markets LLC: AmericasLM@santander.us

** Tender Agent **

Kroll Issuer Services Limited: +44 20 7704 0880 / santander@is.kroll.com / https://deals.is.kroll.com/santander

NOT FOR DISTRIBUTION IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN A JURISDICTION WHERE IT IS UNLAWFUL TO RELEASE, PUBLISH OR DISTRIBUTE THIS DOCUMENT

Notice to U.S. Investors

The proposed transaction relates to the securities of Banco Santander, S.A., a company incorporated in Spain. Information distributed in connection with the proposed transaction is subject to Spanish disclosure requirements that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the company is located in Spain and some or all of its officers and directors are residents of Spain. You may not be able to sue the company or its officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the company may purchase subject securities otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The New Preferred Securities are being offered outside the United States to non-U.S. persons, pursuant to the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “Securities Act”). The New Preferred Securities will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. Any investment decision to purchase any New Preferred Securities should be made solely on the basis of the information contained in the preliminary offering circular relating to the New Preferred Securities that has been made available to investors together with pricing details.